Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SUNESIS PHARMACEUTICALS, INC.

SUNESIS PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Sunesis Pharmaceuticals, Inc.

SECOND: The original name of this corporation was Mosaic Pharmaceuticals, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was February 10, 1998.

THIRD: The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article I of its Amended and Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

“The name of this corporation is Viracta Therapeutics, Inc. (the “Corporation”).”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 1:02 pm Pacific Time on February 24, 2021.

[Signature Page Follows]

IN WITNESS WHEREOF, Sunesis Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its Interim Chief Executive Officer as of February 24, 2021.

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Parvinder S. Hyare
Name:	Parvinder S. Hyare
Title:	Interim Chief Executive Officer